As filed with the Securities and Exchange Commission on July 16, 2002
                                                      Registration No. 333-89426


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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                -----------------------------------------------


                                  PRE-EFFECTIVE
                                 AMENDMENT NO. 2
                                       TO


                                    FORM S-2

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                 -----------------------------------------------

                          TAYLOR INVESTMENT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           MINNESOTA                                    41-1373372
(State or Other Jurisdiction of          (I.R.S. Employer Identification Number)
 Incorporation or Organization)

                         43 MAIN STREET, S.E., SUITE 506
                          MINNEAPOLIS, MINNESOTA 55414
                            TELEPHONE: (612) 331-6929
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                PHILIP C. TAYLOR
                         43 MAIN STREET, S.E., SUITE 506
                          MINNEAPOLIS, MINNESOTA 55414
                            TELEPHONE: (612) 331-0405
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)
                          COPIES OF COMMUNICATIONS TO:

      PHILIP T. COLTON, ESQ.                          MARK S. WEITZ, ESQ.
    WINTHROP & WEINSTINE, P.A.                    LEONARD, STREET AND DEINARD
     3000 DAIN RAUSCHER PLAZA                      PROFESSIONAL ASSOCIATION
      60 SOUTH SIXTH STREET                         150 SOUTH FIFTH STREET
   MINNEAPOLIS, MINNESOTA 55402                           SUITE 2300
    TELEPHONE: (612) 347-0700                    MINNEAPOLIS, MINNESOTA 55402
                                                   TELEPHONE: (612) 335-1500

                             -----------------------

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

                             -----------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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



Taylor Investment Corporation files this Pre-Effective Amendment No. 2 to file a conformed signature copy of Exhibit 23.2. Despite receiving a signed Independent Auditors' Consent prior to filing Pre-Effective Amendment No. 1, Exhibit 23.2 was inadvertently filed as Exhibit 24.1 without a signature.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-2 and has duly caused this Pre-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 16, 2002.



                                          TAYLOR INVESTMENT CORPORATION



                                           By: /s/ PHILIP C. TAYLOR
                                              --------------------------------
                                                     Philip C. Taylor
                                              Chairman/President/Secretary and
                                                        Treasurer

                                POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




            SIGNATURE                                  TITLE                            DATE
--------------------------------   ---------------------------------------------   --------------
         /S/ PHILIP C. TAYLOR      Chairman of the Board, President, Secretary     July 16, 2002
------------------------------     and Treasurer (Principal Executive Officer)
         Philip C. Taylor

          /S/ PAUL T. ESSLER       Vice President Finance (Principal Financial     July 16, 2002
------------------------------     and Accounting Officer)
          Paul T. Essler

                *                  Director                                        July 16, 2002
------------------------------
         W. John Driscoll

                *                  Director                                        July 16, 2002
------------------------------
          John H. Hooley

                *                  Director                                        July 16, 2002
------------------------------
          Charles J. McElroy

                *                  Director                                        July 16, 2002
------------------------------
           William R. Sieben

     *BY /S/ PHILIP C. TAYLOR      Attorney-in-fact                                July 16, 2002
------------------------------
         Philip C. Taylor




                                      II-6